CODE OF ETHICS

EDGEMOOR INVESTMENT ADVISORS, INC.
and
MEEHAN MUTUAL FUNDS, INC.

Dated November 20, 1999, as updated February 1, 2005, as updated March 11, 2009

I. INTRODUCTION

A.        Fiduciary Duty. This Code of Ethics has been adopted by Edgemoor Investment Advisors, Inc. (“Edgemoor”) and the Meehan Mutual Funds, Inc. (“Fund”). Capitalized terms used in this Code are defined in the Code’s Appendix.

This Code is based on the principle that the directors and officers of Edgemoor and the Fund have a fiduciary duty to place the interests of Clients ahead of their own interests. The Code applies to all Access Persons and focuses principally on pre-clearance and reporting of personal transactions in Securities. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Fund.

As fiduciaries, Access Persons must at all times:

1.         Place the interests of Clients first. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of Clients. An Access Person may not induce or cause a Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Fund. For example, an Access Person would violate this Code by causing a Client to purchase a Security he or she owned for the purpose of increasing the price of that Security.

2.         Avoid taking inappropriate advantage of their positions. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, prerequisites, or gifts from persons seeking business with Edgemoor or the Fund could call into question the exercise of an Access Person's independent judgment.

3.         Conduct all personal Securities Transactions in full compliance with this Code including the reporting and pre-clearance requirements. Doubtful situations should be resolved in favor of the Clients. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

B.         Legal Requirement.

Rule 17j-1(b) under the 1940 Act and the principles of Section 206 of the Investment Advisers Act of 1940 (“Advisers Act”) makes it unlawful for any officer or director of Edgemoor or the Fund (as well as certain other persons), in connection with the purchase or sale by such person of a Security held or to be acquired by a Client:

1.         To employ any device, scheme or artifice to defraud a Client;

2.         To make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.         To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Fund; or

4.         To engage in any manipulative practice with respect to the Fund.

The Code is also intended to comply with Rule 204A-1 of the Advisers Act, which requires registered investment advisers to adopt and enforce codes of ethics that set forth standards of conduct and require compliance with the Federal Securities Laws. Access persons are required to report any violations of the Code promptly to the Compliance Officer.

Each Access Person is to be provided with a copy of the Code and any amendments and is required to provide a written acknowledgement of receipt of the Code and any amendments.

It is the policy of Edgemoor that Access Persons shall comply with the applicable Federal Securities Laws and that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of 17j-1 under the 1940 Act or Sections 204 and 206 of the Advisers Act.

II. PERSONAL SECURITIES TRANSACTIONS

A.	Prohibited Transactions.

1.	Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized under any circumstances.

a.         Inside Information. Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security;

b.         Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading; and

c.         Others. Any other transactions deemed by the President (or a designee) to involve a conflict of interest, possible diversions of a corporate opportunity, or an appearance of impropriety.

B.	Pre-Clearance.

1.         Pre-approval of Investments in Initial Public Offerings and Limited Offerings. All Investment Personnel shall obtain approval from the Compliance Officer or the President before directly or indirectly acquiring a Beneficial Interest in any Securities in an initial public offering or an offering exempt from registration pursuant to Rules 504, 505 or 506 or under Sections 4(2) or 4(6) of the Securities Act of 1933.

C.	Exemptions.

1.         The following Securities Transactions are exempt from the restrictions set forth in the Code:

a.         Mutual Funds. Securities issued by any registered open-end investment companies other than shares of the Fund;

b.         No Knowledge. Securities Transactions where neither the Access Person nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a director of a blind trust or discretionary trades involving an investment partnership or investment club in which the Access Person is neither consulted nor advised of the trade before it is executed);

c.         Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

d.         Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue; and

e.         Miscellaneous. Any transaction in the following: (1) bankers’ acceptances, (2) bank certificates of deposit, (3) commercial paper, (4) repurchase agreements, (5) Securities that are direct obligations of the U.S. Government, and (6) other Securities as may from time to time be designated in writing by the President on the grounds that the risk of abuse is minimal or non-existent.

2.         Personal Transactions in Securities that also are being purchased, sold or held by the Fund are exempt from the restrictions in the Code if the Access Person does not, in connection with his or her regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by the Fund.

D.	Reporting Requirements

1.	Reporting Requirements for all Access Persons Except Independent Fund Directors

a.          Initial Holdings and Accounts Report. Any person who becomes an Access Person must submit within 10 days of becoming an Access Person an initial holdings and accounts report to the President listing all Securities (including the Fund) accounts and Securities that he or she holds in such accounts in which that Access Person (or Immediate Family member) has a Beneficial Interest. The information in the initial holdings report must be current as of a date no more than 45 days before such person becomes an Access Person.

b.          Quarterly Reporting Requirements. Every Access Person and members of his or her Immediate Family must submit to the Compliance Officer a report on a quarterly basis with respect to any transaction during the quarter in a Security in which the Access Person (or Immediate Family member) has a Beneficial Interest setting the forth the following information: (i) the date of the transaction; (ii) the title (and interest rate and maturity date, if applicable); (iii) the number of shares and principal amount; (iv) the nature of the transaction (e.g., purchase, sale); (v) the price of the Security; and (vi) the name of the broker, dealer or bank through which the trade was effected. The report must be received no later than 10 days after the end of the calendar quarter. An Access Person need not make a quarterly transaction report with respect to transactions effected under an Automatic Investment Plan.

As an alternative to the quarterly report described above, an Access Person (or Immediate Family member) may arrange for the Compliance Officer to receive directly from any broker, dealer, or bank that effects any Securities Transaction, duplicate copies of each confirmation for each such transaction and periodic statements for each brokerage account in which such Access Person (or Immediate Family member) has a Beneficial Interest. All copies must be received no later than 10 days after the end of the calendar quarter. Each confirmation or statement must disclose the information required to be in a quarterly report described above.

c.          Annual Holdings and Accounts Report. Every Access Person must submit an annual holdings and accounts report listing all Securities accounts and Securities in which that Access Person (or Immediate Family member) has a Beneficial Interest. The information in the annual holdings report must be current as of a date no more than 45 days before the report is submitted. The completed report should be submitted to the Compliance Officer within 30 days following the end of the calendar year.

d.          Duplicative Reports. An Access Person need not make a report to the extent the information in the report would duplicate information required under both Rule 17j-1 and Rule 204A-1 or if the report would duplicate information contained in broker trade confirmations or account statements so long as Edgemoor or the Fund receives confirmations or statements no later than 10 days after the end of the applicable calendar quarter.

2.	Reporting Requirements for Independent Directors

Each Independent Director (and their Immediate Family members) must report to the Compliance Officer any trade in a Security by any account in which the Independent Director has any Beneficial Interest if the Independent Director knew or, in the ordinary course of fulfilling his or her duty as a Director of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Security by the Director such Security (or an Equivalent Security) was or would be purchased or sold by the Fund or such purchase or sale by the Fund was or would be considered by the Fund or by Edgemoor for the Fund. An Independent Director who needs to report such transactions should refer to the procedures for quarterly reporting set forth in Section II.D.1.b.

III. FIDUCIARY DUTIES

A.        Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Clients except to persons whose responsibilities require knowledge of the information.

B.        Gifts. The following provisions on gifts apply to all Investment Personnel.

1.         Accepting Gifts. On occasion, because of their position with the Edgemoor or the Fund, Investment Personnel may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of the Fund and Edgemoor. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 a year), and customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted.

If an Investment Person receives any gift that might be prohibited under this Code, the Investment Person must inform the President.

2.	Solicitation of Gifts. Investment Personnel may not solicit gifts or gratuities.

3.         Giving Gifts. Investment Personnel may not personally give any gift with a value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or clients of Edgemoor.

C.        Corporate Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to the Fund or Edgemoor. This includes, but is not limited to, acquiring Securities for one's own account that would otherwise be acquired for the Fund.

D.        Undue Influence. Access Persons may not cause or attempt to cause Clients to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person or Immediate Family member stands to benefit materially from an investment decision for a Client which the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for a Client (or, if the Access Person in question is a person with authority to make investment decisions for a Client, to the Compliance Officer) any Beneficial Interest that the Access Person (or Immediate Family member) has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Access Person (or Immediate Family member) or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the Compliance Officer, must determine whether or not the Access Person will be restricted in making investment decisions.

E.         Service as a Director. No Investment Person may serve on the board of directors of a publicly-held company (other than the Fund) absent prior written authorization by the Compliance Officer and the President. This authorization will be based upon a determination that the board service would be consistent with the interests of Clients. If granted, this authorization normally will require that the affected Investment Person be isolated, through a “Chinese Wall” or other procedures, from those making investment decisions related to the issuer on whose board the person sits.

IV. COMPLIANCE WITH THIS CODE OF ETHICS

A.        Review. The Compliance Officer is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the President and the Board of Directors of Edgemoor. The Board of Directors of Edgemoor is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Access Person of the Fund will be reported to the Board of Directors of the Fund no less frequently than each regular quarterly meeting.

B.        Annual Reports. The Compliance Officer will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will report to the Board of Directors of the Fund:

a.         Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

b.         Identifying any violation requiring significant remedial action during the past year; and

c.         Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

C.        Remedies. The Board of Directors of Edgemoor has sole authority to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. In making its determination, the Board of Directors of Edgemoor shall consider, among other factors, the gravity of the violation, the frequency of the violations, whether any violation caused harm or the potential harm to any Client, the efforts to cooperate with the investigation, and any efforts to correct conduct that led to a violation. If the Board of Directors of Edgemoor determines that an Access Person has committed a violation of the Code, the Board of Directors of Edgemoor may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment of the violator for cause. The Board of Directors of Edgemoor may also require the Access Person to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom. The amount of profit shall be calculated by the Board of Directors of Edgemoor and shall be forwarded to a charitable organization selected by the Board of Directors of Edgemoor. No member of the Board of Directors of Edgemoor may review his or her own transaction.

Whenever the Board of Directors of Edgemoor determines that an Access Person has committed a violation of this Code that merits remedial action, it will report no less frequently than quarterly to the Board of Directors of the Fund, information relating to the investigation of the violation, including any sanctions imposed. The Board of Directors of the Fund may modify such sanctions as it deems appropriate.

V. RECORDKEEPING

Beginning on the effective date of this Code, the Compliance Officer will maintain, at Edgemoor’s principal place of business, the following records, which shall be available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

The Compliance Officer shall maintain:

1.	a copy of Edgemoor’s and the Fund’s current Code and of each predecessor of that Code that was in effect at any time within the previous five (5) years, in an easily accessible place;

2.
a record of any violation of the Code, and of any action taken as a result of the violation, for at least five (5) years after the end of the fiscal year in which the violation occurred, in an easily accessible place;

3.
a copy of each report made by an Access Person pursuant to this Code, including any duplicate copies of confirmations for brokerage account transactions submitted on behalf of that Access Person, for at least five (5) years after the end of the fiscal year in which that report was made or that information was provided, the first two (2) years in an easily accessible place;

4.
a record of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to this Code or who are or were responsible for reviewing such reports, in an easily accessible place;

5.
a copy of each report to the Board of Directors or the Board of the Fund for at least five (5) years after the end of the fiscal year in which that report was made, the first two (2) years in an easily accessible place; and

6.	a record of all written acknowledgements as required by Rule 204A-1(a)(5) for each person who is currently, or within the past five years was, an Access Person of Edgemoor;

7.
a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons under Rule 204A-1(c), for at least five years after the end of the fiscal year in which the approval is granted.

Appendix

DEFINITIONS

“Access Person” with respect to the Fund means:

(1)	every director or officer of Edgemoor, and every director or officer of the Fund;

(2)
every employee of Fund and/or Edgemoor who, in connection with his or her regular functions, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Client (including the Fund);

(3)
every natural person in a control relationship with Edgemoor and/or the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security, prior to its dissemination or prior to the execution of all resulting trades; and

(4)	such other persons as the Compliance Officer shall designate.

Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “Access Person” found in Rule 17j-1(a)(1) under the 1940 Act.

“Access Person” with respect to Edgemoor means:

(1)        any director, officer and/or employee of Edgemoor who (a) has access to nonpublic information regarding a Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of the Fund and (b) is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic.

Any uncertainty as to whether an individual is an Access Person with respect to Edgemoor should be brought to the attention of the Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “Access Person” found in Rule 204A-1 under the Advisers Act.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Automatic Investment Plan” means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation (including a dividend reinvestment plan).

“Investment Personnel” and “Investment Person” mean the Portfolio Manager, any employees who are authorized to make investment decisions for Clients or have access to nonpublic information regarding Clients, and any Access Person who, in connection with his or her regular functions or duties, provides information and advice to the Portfolio Manager or who helps execute the Portfolio Manager's decisions.

“Investment Personnel” and “Investment Person” mean the Portfolio Manager, any employees who are authorized to make investment decisions for Clients, or have access to nonpublic information regarding Clients, and any Access Person who, in connection with his or her regular functions or duties, provides information and advice to the Portfolio Manager or who helps execute the Portfolio Manager's decisions.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

“Code” means this Code of Ethics, as it may be amended from time to time.

“Compliance Officer” means the Chief Compliance Officer of Edgemoor and the Fund.

“Client” means any person for which Edgemoor serves as investment adviser, including the Fund.

“President” means the President of Edgemoor.

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Edgemoor” means Edgemoor Investment Advisors, Inc.

“Immediate Family” of an Access Person means any of the following persons who reside in the same household as the Access Person:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the President determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Independent Director” means a director of the Fund who is not an “interested person” as that term is defined in Section 2(a)(19) of the 1940 Act.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Portfolio Manager” means a person who has or shares principal day-to-day responsibility for managing the portfolio of the Fund.

“SEC” means the Securities and Exchange Commission.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

“Securities Transaction” means a purchase or sale of Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest.

“Fund” means the Meehan Mutual Funds, Inc., an investment company registered under the 1940 Act for which Edgemoor serves as investment adviser.